Exhibit 99

TITAN REPORTS 52% HIGHER THIRD QUARTER SALES

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
October 30, 2006

Third quarter 2006 highlights:

•	Titan achieved a 52 percent increase in net sales third quarter 2006. Net sales were $156.1 million, compared to $102.7 million in the third quarter of 2005.

•	Titan recorded gross profit of $17.1 million, a 56 percent increase when compared to the $11.0 million of gross profit in third quarter 2005.

•	Titan’s income from operations increased 110 percent in the third quarter 2006 to $4.7 million, compared to $2.2 million in last year’s third quarter.

•	Titan’s income this quarter was reduced by a higher effective tax rate of 40 percent, or $0.3 million of tax expense, compared to a tax benefit of $0.8 million in the third quarter of 2005.

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With the 40 percent tax rate in 2006, Titan recorded third quarter net income of $0.5 million, compared to last year’s third quarter net income of $1.2 million. Using a 40 percent tax rate on last year’s pretax income, Titan’s third quarter 2005 net income would have been $0.2 million.

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Basic and diluted earnings per share were $.02 for the third quarter 2006, compared to $.06 in third quarter 2005. The quarterly earnings per share amounts were affected by the tax expense recorded this year of $0.3 million versus a tax benefit of $0.8 million recorded last year.

Recent Acquisition:

On July 31, 2006, Titan Tire Corporation of Bryan, a subsidiary of Titan International, Inc., acquired the off-the-road (OTR) tire assets of Continental Tire North America, Inc. (Continental) in Bryan, Ohio. Titan purchased the assets of Continental’s OTR tire facility for approximately $53 million in cash proceeds. This acquisition expanded Titan’s product offering into larger earthmoving, construction and mining tires, in addition to the added manufacturing capacity of the Bryan, Ohio, facility.

Statement of Chief Executive Officer:

“In review of the third quarter, we are pleased to see how the Bryan OTR acquisition has offset the drop in farm revenue as discussed last quarter,” stated Titan Chairman and CEO Maurice Taylor Jr. “Operational profit will grow as the integration of Freeport and Bryan continue. It is our belief that we can increase our OTR production greater than the planned $150 million in sales, due to the fact that our Freeport facility can produce a number of bias OTR tires that were in short supply at Bryan.

“Since corn futures for December 2006 have gone above $3 per bushel, we believe the large farm equipment market will be better in 2007 than in 2006. With a farm market holding in 2007 and an increase in output of OTR tires, we are excited about next year.”

Financial overview:

Titan International, Inc.’s net sales of $156.1 million for the third quarter of 2006 were 52 percent higher than third quarter 2005 sales of $102.7 million. Net sales for the nine months ended September 30, 2006, were $513.9 million, compared to the $373.6 million recorded at this time in 2005. The higher sales level was attributed to the expanded agricultural product offering of Goodyear farm tires and earthmoving/construction products resulting from the Continental OTR acquisition.

Gross profit for the third quarter of 2006 was $17.1 million, as compared to $11.0 million in the third quarter of 2005. Year-to-date gross profit was $70.6 million for 2006, as compared to $57.6 million for 2005.

Income from operations for the third quarter of 2006 was $4.7 million, as compared to $2.2 million in 2005. Year-to-date income from operations totaled $33.7 million in 2006, as compared to $29.3 million in 2005.

Interest expense was $4.6 million for the three months ended September 30, 2006, compared to $1.8 million in 2005. Interest expense was $12.0 million for the nine months ended September 30, 2006, compared to $6.7 million in 2005. Higher interest rates accounted for approximately $1 million of the interest expense increase for third quarter 2006, and approximately $2 million for the nine months ended September 30, 2006.

The company recorded income tax expense of $.3 million and $9.8 million for the three and nine months ended September 30, 2006, as compared to an income tax benefit of $0.8 million and no income tax expense for the three and nine months ended September 30, 2005.

Net income was $.5 million for the third quarter of 2006, compared to $1.2 million in third quarter 2005. Year-to-date, net income was $14.7 million in 2006 and $16.6 million year-to-date in 2005.

For third quarter 2006, basic earnings per share were $.02, compared to $.06 at September 30, 2005. Year-to-date basic earnings per share were $.75, compared to $.94 year-to-date 2005.

Diluted earnings per share were $.02 for the third quarter of 2006 compared to $.06 in 2005. Year-to-date diluted earnings per share were $.65 for 2006 and $.83 for 2005. The company’s net income and earnings per share for third quarter 2006 and year-to-date were affected primarily by the higher effective income tax rate of 40 percent.

The company’s stockholders’ equity increased $18.9 million, or 11 percent, in the first three quarters of 2006. Titan’s equity balance reached $186.7 million at September 30, 2006, a significant increase from the $167.8 million at December 31, 2005.

Form 10-Q:

For additional information and Management’s Discussion and Analysis of Financial Condition and Results of Operations, see the company’s Form 10-Q filed with the Securities and Exchange Commission on October 30, 2006.

Purchase of Bryan, Ohio, assets:

On July 31, 2006, Titan Tire Corporation of Bryan, a subsidiary of Titan International, Inc., acquired the off-the-road (OTR) tire assets of Continental Tire North America, Inc. (Continental) in Bryan, Ohio. Titan purchased the assets of Continental’s OTR tire facility for approximately $53 million in cash proceeds. The assets purchased included Continental’s OTR plant, property and equipment located in Bryan, Ohio, of approximately $41 million, inventory of approximately $11 million and other current assets of approximately $1 million.

Safe harbor statement:

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2005. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description:

QUINCY, Ill.—Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles and trailers) applications.

Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)
For the three and nine months ended September 30, 2006 and 2005

Amounts in thousands except earnings per share data.
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net sales	$156,120	$102,712	$513,891	$373,550
Cost of sales	139,040	91,739	443,255	315,994
Gross profit	17,080	10,973	70,636	57,556

Selling, general & administrative expenses	10,358	7,418	30,312	24,256
Royalty expense	1,113	0	3,952	0
Idled assets marketed for sale depreciation	902	1,312	2,722	3,992
Income from operations	4,707	2,243	33,650	29,308

Interest expense	(4,565)	(1,781)	(11,997)	(6,723)
Noncash convertible debt conversion charge	0	0	0	(7,225)
Other income (expense)	671	(91)	2,820	1,223
Income before income taxes	813	371	24,473	16,583

Provision (benefit) for income taxes	325	(811)	9,789	0

Net income	$488	$1,182	$14,684	$16,583

Earnings per common share:
Basic	$.02	$.06	$.75	$.94
Diluted	.02	.06	.65	.83

Average common shares outstanding:
Basic	19,731	19,422	19,670	17,570
Diluted	20,060	19,617	26,027	25,298

Segment Information
Revenues from external customers (Unaudited)

Amounts in thousands
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Agricultural	$89,014	$64,595	$329,708	$244,873
Earthmoving/Construction	56,683	31,303	117,489	106,165
Consumer	10,423	6,814	66,694	22,512
Total	$156,120	$102,712	$513,891	$373,550

Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)

Amounts in thousands
	September 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$281	$592
Accounts receivable	97,426	47,112
Inventories	172,485	122,692
Deferred income taxes	11,775	20,141
Prepaid and other current assets	19,646	15,630
Total current assets	301,613	206,167

Property, plant and equipment, net	171,108	140,382
Idled assets marketed for sale	15,215	18,267
Investment in Titan Europe Plc	49,196	48,467
Goodwill	11,702	11,702
Other assets	17,897	15,771
Total assets	$566,731	$440,756

Liabilities & stockholders’ equity
Current liabilities:
Short-term debt (including current portion of long-term debt)	$2,255	$11,995
Accounts payable	49,580	24,435
Other current liabilities	37,392	11,753
Total current liabilities	89,227	48,183

Long-term debt	258,590	190,464
Deferred income taxes	13,837	13,581
Other long-term liabilities	18,382	20,715
Stockholders’ equity	186,695	167,813
Total liabilities & stockholders’ equity	$566,731	$440,756

Contact: Courtney Leeser, Communications Coordinator
(217) 221-4489